State of Delaware
Secretary of State
Division of Corporations
Delivered 12:11 PM 12/20/2024
FILED 12:11 PM 12/20/2024
SR 20244567380 - File Number 3039472

STATE OF DELAWARE
CERTIFICATE OF MERGER OF DOMESTIC CORPORATION INTO FOREIGN CORPORATION

Dated: December 20, 2024

Pursuant to Title 8, Section 252 of the Delaware General Corporation Law, the undersigned corporation executed the following Certificate of Merger:

FIRST: The name of the surviving corporation is PMGC Holdings Inc., a Nevada corporation (the "Surviving Corporation"), and the name of the entity being merged into this surviving corporation is Elevai Labs Inc., a Delaware corporation (the "Merging Corporation").

SECOND: The Agreement of Merger (the "Agreement of Merger") has been approved, adopted, certified, executed and acknowledged by each of the Surviving Corporation and the Merging Corporation pursuant to Title 8, Section 252.

THIRD: The name of the Surviving Corporation is PMGC Holdings Inc., a Nevada corporation.

FOURTH: The Articles of Incorporation of the Surviving Corporation shall be its Certificate of Incorporation.

FIFTH: The merger is to become effective upon the earlier of the filing of (i) this Certificate of Merger with the Secretary of State of the State of Delaware, and (ii) the Articles of Merger with the Secretary of State of the State of Nevada.

SIXTH: The executed Agreement of Merger is on file at 120 Newport Center Drive, Suite 250, Newport Beach, CA 92660, the place of business of the Surviving Corporation.

SEVENTH: A copy of the Agreement of Merger will be furnished by the Surviving Corporation on request, without cost, to any stockholder of the Surviving Corporation or the Merging Corporation.

EIGHT: The surviving corporation agrees that it may be served with process in the State of Delaware in any proceeding for enforcement of any obligation of the surviving corporation arising from this merger, including any suit or other proceeding to enforce the rights of any stockholders as determined in appraisal proceedings pursuant to the provisions of Section 262 of the Delaware General Corporation laws, and irrevocably appoints the Secretary of State of Delaware as its agent to accept services of process in any such suit or proceeding. The Secretary of State shall mail any such process to the Surviving Corporation at 701 South Carson Street, Suite 200, Carson City, NV 89701.

IN WITNESS WHEREOF, the Surviving Corporation has caused this Certificate of Merger to be signed by the undersigned authorized officer on the date set forth above.

PMGC Holdings Inc.
a Nevada corporation

DocuSigned by:

By: Graydon Bensler
533531F8EF3549E...

Name: Graydon Bensler
Title: Chief Executive Officer